UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  March 10, 2009

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street
Cincinnati, OH  45201

(Address of principal executive offices)

Registrant’s telephone number:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02                                               Results of Operations and Financial Condition.

On March 10, 2009, the Company released its earnings for fourth quarter and fiscal year 2008.  Attached hereto as Exhibit 99.1, and filed herewith, is the text of that release.

Section 7 — Regulation FD

Item 7.01                                               Regulation FD Disclosure.

2009 Guidance:

Identical supermarket sales growth (excluding fuel sales)	3-4%, assuming product cost inflation of 1-2%

Net earnings per diluted share	$2.00 -$2.05

Non-fuel operating margin	Slightly expanding, excluding benefit of an expected lower LIFO charge

Capital expenditures

$1.9 - $2.1 billion, excluding acquisitions. These capital projects include approximately 45 — 55 major projects covering new stores, expansions and relocations, and 140 - 170 remodels, and other investments to support our Customer 1st business strategy.

Supermarket square footage growth	1.5 — 2.0% before acquisitions and operational closings, with an emphasis on large, fast-growing markets

Expected tax rate	Approximately 37%

Fuel margins	Our guidance for fiscal 2009 assumes a more normalized fuel margin of 11¢ per gallon as well as continued strong growth in gallons sold.

LIFO	$75 million, assuming product cost inflation of 1 — 2%

Pension Contributions/Expenses

Company-sponsored pension plans
We expect 2009 expense to be comparable to 2008.  We contributed $200 million to these plans in February 2009.  We do not expect to make additional contributions to these plans during the remainder of 2009.

401(k) plan For 2009, we expect a slight increase in our cash contributions and expense compared to 2008.

Multi-employer  plans
In 2008, we contributed approximately $220 million to these pension funds.  This amount is not expected to grow significantly in 2009, but over the course of the next several years, contributions to pension funds are expected to increase.  Depending on how the markets affect asset values, as well as other factors, our annual contributions could easily double.

Labor:

We have negotiations this year covering store associates in Albuquerque, Arizona, Atlanta, Dallas, Dayton, Denver and Portland.  Negotiations this year will be challenging as we must have competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care, and we must address the underfunding of Taft-Hartley pension plans.

Our ability to achieve sales and earnings per share goals may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; weather conditions; stock repurchases; the success of our future growth plans; goodwill impairment; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel. In addition, any delays in opening new stores, or changes in the economic climate, could cause us to fall short of our sales and earnings targets.  Our ability to increase identical supermarket sales could be adversely affected by increased competition and sales shifts to other stores that we operate, as well as increases in sales of our corporate brand products. Our guidance for identical supermarket sales growth excluding fuel and LIFO assumes product cost inflation of 1 — 2%.  Our estimate of product cost inflation could be affected by general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control.  Our non-fuel operating margin could fail to expand if we are unable to pass on any cost increases, if our strategies fail to deliver the cost savings contemplated, or if changes in the cost of our inventory and the timing of those changes differs from our expectations.  Our LIFO charge and the timing of our recognition of LIFO expense will be affected primarily by food inflation during the year.  Our fuel margins could fail to normalize at 11% if the current pattern of rapid decreases in fuel costs continues.  Our capital expenditures, and the number of projects that we complete, could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs exceed those budgeted; or our logistics and technology or store projects are not completed on budget or in the time frame expected.  Square footage growth during the year is dependent upon our ability to acquire desirable sites for construction of new facilities, as well as the timing of completion of projects.  Any change in tax laws, the regulations related thereto, the applicable accounting rules or standards, or the interpretation thereof by federal, state or local authorities could affect our expected tax rate. Should asset values in the multi-employer pension funds further deteriorate, or if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions could increase more than we have anticipated. The actual amount of cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of employees who participate and the level of their participation.

Section 9 — Financial Statements and Exhibits

Item 9.01                                               Financial Statements and Exhibits.

(d)            Exhibits.

99.1                                                Earnings release for fourth quarter and fiscal year 2008, filed herewith.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

March 10, 2009	By:	/s/ Paul Heldman
Paul Heldman
Executive Vice President,
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Earnings release for fourth quarter and fiscal year 2008, filed herewith.